Exhibit 10.3

                      EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of July 1, 2005 by and between SEABOARD FARMS, INC., an Oklahoma corporation (together with any Successor thereto, the "Company"), and Rodney K. Brenneman ("Executive").

                           WITNESSETH:

     WHEREAS, the Company desires to employ and secure the exclusive services of Executive on the terms and conditions set forth in this Agreement;

     WHEREAS, Executive desires to accept such employment on such terms and conditions; and

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

     1. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment with the Company.

     2.   Term; Position and Responsibilities; and Location.

          (a) Term of Employment. Unless Executive's employment shall sooner terminate pursuant to Section 8, the Company shall continue to employ Executive on the terms and subject to the conditions of this Agreement for a term commencing on July 1,
2005  (the "Commencement Date") and ending on the date  which  is five  years  after the Commencement Date, provided,  however,  on each annual anniversary date of the Commencement Date (an "Annual Anniversary Date"), Executive's employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions for five years after such Annual Anniversary Date, unless the Company shall have given written notice to Executive, at least thirty (30) days prior to the expiration of such Annual Anniversary Date, of its intention not to extend the Employment
Period   (as  defined  below)  hereunder.   Notwithstanding   the
foregoing,  unless  mutually agreed to by  the  Company  and  the
Executive,  Executive's  employment  hereunder  shall  under   no
circumstances extend beyond December 31, 2029. The period during which Executive is employed by the Company pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the "Employment Period."

          (b) Position and Responsibilities. During the Employment Period, Executive shall serve as President, and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive's title and position as the Board of Directors of the Company (the "Board") specifies from time to
time.   Executive  shall  devote all  of  his  skill,  knowledge,
commercial  efforts  and business time to

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the  conscientious  and good faith performance of his duties  and responsibilities for the Company to the best of his ability.

          (c)  Location.  During the Employment Period, Executive's
services  shall  be  performed  primarily  in  the  Kansas   City
metropolitan area. However, Executive may be required to travel in and outside of Kansas City as the needs of the Company's business dictate.

     3. Base Salary. During the Employment Period, the Company shall pay Executive a base salary at an annualized rate of Three Hundred Seventy thousand dollars ($370,000), payable in installments on the Company's regular payroll dates. The Board shall review Executive's base salary annually during the Employment Period and may increase (but not decrease) such base salary from time to time, based on its periodic review of Executive's performance in accordance with the Company's regular policies and procedures. The annual base salary payable to
Executive from time to time under this Section 3 shall hereinafter be referred to as the "Base Salary."

     4. Annual Bonus Compensation. Executive shall be eligible to receive an annual bonus ("Annual Bonus") with respect to each
calendar  year ending during the Employment Period.   The  Annual
Bonus shall be determined by the Board of Directors, in its discretion. Executive's Annual Bonus shall not be less than four hundred thousand dollars ($400,000) for any calendar year during
the  Employment  Period.   The Annual Bonus  is  earned  pro-rata
throughout each year. The Annual Bonus for each year shall be payable in cash on or before March 1 of the following year.

     5.   Car   Allowance.  During Executive's Employment Period,
Executive will be entitled to receive an annual car allowance and gasoline charge privileges in accordance with the Company's car allowance policy.

     6. Executive Benefits. During the Employment Period, Executive will be eligible to participate in the employee and executive benefit plans and programs maintained by the Company from time to time in which executives of the Company at Executive's grade level are eligible to participate, including medical, dental,
disability,  hospitalization,  life  insurance,  and   retirement
(i.e., 401K, pension and executive retirement plans), deferred compensation and savings plans, on the terms and subject to the conditions set forth in such plans; as may be amended from time to time; provided, however, the benefits provided by the Company will not be amended to provide for any benefits which are materially less than the current benefits provided to Executive at the Commencement Date.

     7.   Indemnification; Expenses; Paid Time Off.

          (a) Indemnification. Except to the extent, if any, prohibited by law, the Company shall indemnify Executive against expenses
(including  attorneys'  fees of counsel selected  by  Executive), judgments,  fines  and  amounts paid in settlement  actually  and
reasonably   incurred  by  Executive  in  connection   with   any
threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which Executive was, is, or is threatened to be, made a party by reason of facts which include Executive's being or having

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been an employee,  officer,  director or agent  of the Company or any Affiliates. Except to the extent, if any, prohibited by law, the Company shall pay expenses (including attorneys' fees of counsel selected by Executive) actually and reasonably incurred by Executive in defending any such action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by Executive to repay such amounts so paid on Executive's behalf if it shall ultimately be determined that Executive is not entitled to be indemnified by
the   Company  for  such  expenses  under  applicable  law.   The
provisions of this Section 7(a) shall (i) survive termination of this Agreement; and (ii) not be deemed exclusive of any other indemnification or expense rights to which Executive may be entitled.

          (b) Business Expenses. During the Employment Period, the Company will reimburse Executive for all reasonable and necessary business-related expenses incurred by Executive at the request of and on behalf of the Company in accordance with The Company's normal expense reimbursement policies.

          (c) Paid Time Off. During the Employment Period, Executive shall be entitled to paid time off on an annualized basis in
accordance  with  the Company's paid time off policy.   Executive
shall also be entitled to Company-designated holidays.

     8.   Termination of Employment.

          (a) Termination Due to Death or Disability. Executive's employment shall automatically terminate upon Executive's death
and   may  be  terminated  by  the  Company  due  to  Executive's
Disability  (as defined below in this subsection  (a)).   In  the
event that Executive's employment is terminated due to his Disability or death, no termination benefits shall be payable to
or    in   respect   of   Executive   except   as   provided   in
Section 8(f)(ii). For purposes of this Agreement, "Disability" means a physical or mental disability that prevents or would prevent the performance by Executive of his duties hereunder for a  continuous  period of six months or longer.  The determination
of   Executive's  Disability  will  be  made  by  an  independent physician agreed to by the parties. If the parties are unable to agree within ten (10) days after a request for designation by a party, then the Company and the Executive shall each select a physician, and the two (2) physicians selected shall select a third physician. The three (3) physicians so selected shall make a  determination of the Executive's Disability, as determined  by
at  least  two  (2) of the three (3) physicians  selected.   Such
determination shall be final and binding on the parties hereto, and shall be based on such competent medical evidence as shall be presented to such physicians by Executive and/or the Company or by any physician or group of physicians or other competent medical experts employed by Executive and/or the Company to advise such physicians.

          (b) Termination by the Company for Cause. Executive's employment may be terminated by the Company for Cause (as defined below in this subsection (b)). In the event of a termination of Executive's employment by the Company for Cause, Executive shall be paid the termination benefits as provided in Section 8(f)(ii). For purposes of this Agreement, "Cause" means (i) a material breach by Executive of any provision of this Agreement; (ii) a material violation by Executive of any Policy (as defined in Section 14), resulting in material injury to the Company;
(iii) Executive's willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the

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Company or  any  of its Affiliates; (iv)   Executive's   material
fraud   or   misappropriation  of funds; or (v) the commission by
Executive  of a   felony involving moral turpitude; provided that
no   termination   under  clauses  (i) or (ii) shall be effective
unless Company shall have given Executive notice of the event or events constituting Cause and Executive shall have failed to cure
such  event  or events  within   thirty  (30) business days after
receipt  of  such notice.

          (c) Termination Without Cause. Executive's employment may be terminated by the Company Without Cause (as defined below in this subsection  (c)) at any time.  In the event of a  termination  of
Executive's  employment  by  the  Company  Without   Cause,   the
Executive  shall be paid the termination benefits as provided  in
Section  8(f)(i).  For purposes of this Agreement, a  termination
"Without   Cause"  shall  mean  a  termination   of   Executive's
employment by the Company other than due to Executive's death or Disability as described in Section 8(a) and other than for Cause as described in Section 8(b).

          (d) Termination by Executive. Executive may resign from his employment for any reason, including for Good Reason (as defined below in this subsection (d)). In the event of a termination of Executive's employment by Executive's resignation other than for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 8(f)(ii) and in the event of a termination of Executive's employment by Executive for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in
Section 8(f)(i). For purposes of this Agreement, a termination of employment by Executive for "Good Reason" shall mean a resignation by Executive from his employment with the Company within one hundred eighty (180) days following the occurrence, without Executive's consent, of any of the following events:
(i) a material diminution in the Executive's position, authority or responsibilities; (ii) any involuntary relocation of the location where Executive primarily performs his services; or
(iii) any other material breach by the Company of any material provision of this Agreement; provided that the Executive shall have given the Company notice of the event or events constituting
Good Reason and the Company shall have failed to cure such event or events (to the extent capable of being cured) within thirty
(30) business days after receipt of such notice.

          (e)  Notice of Termination; Date of Termination.

               (i) Notice of Termination. Any termination of Executive's employment by the Company or by Executive (other than as a result of Executive's death) shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A "Notice of Termination" shall mean a notice stating that Executive or the Company, as the case may be, is electing to terminate Executive's employment with the Company (and thereby terminating the Employment Period), stating the proposed effective date of such termination, indicating the specific provision of this Section 8 under which such termination is being effected and, if applicable, setting forth in reasonable detail the circumstances claimed to provide the basis for such termination. Any Notice of Termination given by an Executive must specify an effective date of termination which is at least thirty (30) days after the giving of the Notice of Termination.

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               (ii) Date of Termination.  The term "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death; and (ii) if Executive's employment is terminated  for  any  other reason, the  effective  date  of
     termination  specified in such Notice of  Termination.   The
     Employment Period shall expire on the Date of Termination.

          (f)  Payments Upon Certain Terminations.

               (i) In the event of a termination of Executive's employment by the Company Without Cause or by Executive's resignation from employment for Good Reason during the Employment Period, the Company shall pay to Executive (or, following his death, to Executive's estate), within thirty (30) days of the Date of Termination, (x) his Base Salary through the Date of Termination, to the extent not previously paid; (y) the pro-rata amount of the Annual Bonus (based on the amount paid for the previous year) which is accrued through the date of termination; and
     (z) reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement pursuant to the terms hereof, and payment for paid time off accrued as of the Date of Termination but unused (such amounts under clauses (x), (y) and (z), collectively the "Accrued Obligations"). In addition, in the event of any such termination of Executive's employment, if Executive executes and delivers to the Company a Release and Discharge of All Claims substantially in the form approved by the Company, Executive (or, following his death, Executive's estate) shall be entitled to the following payments and benefits:

                    (A) the Executive's Base Salary (at the Base Salary being paid on the Date of Termination), for the longer of: (x) the remaining Employment Period or (y) one (1) year (the "Severance Period"), payable in installments in accordance with the Company's regular payroll policies for one year after the Date of Termination, with the balance, if any, being paid pursuant to a lump sum payment on the one year anniversary date of the Date of Termination; and

                    (B) the Executive's Annual Bonus (at the amount of the Annual Bonus paid to the Executive for the year prior to the Date of Termination) which would have been paid to the Executive had Executive's employment continued for the Severance Period, duly apportioned for any partial year, such amount to be payable to Executive on the one year anniversary date of the Date of Termination; and

                    (C) the Executive shall receive "Years of Service" credit for the number of years comprising the Severance Period for purposes of accruing the Executive's benefit under the Company's Executive Retirement Plan and the Final Average Earnings thereunder for the Severance Period shall be determined based on the Base Salary being paid on the Date of Termination and the Annual Bonus paid to the Executive for the year prior to the Date of Termination;

                    (D) the Executive shall automatically vest in all employee welfare and benefit plans in which the Executive was participating as of the Date of Termination and such benefits shall be paid to Executive in accordance with the terms of such plans; and

                    (E) the Company shall provide outplacement services to Executive for up to ninety (90) days.

          Executive shall not have a duty to mitigate the costs to the Company under this Section 8(f)(i), nor shall any payments from the Company to Executive hereunder be reduced, offset or canceled by any compensation or fees earned by (whether or not paid currently) or offered to Executive during the remainder of the fiscal year of the Company that includes the Date of Termination by a subsequent employer or other Person (as defined below in Section 18(k) below) for which Executive performs services, including, but not limited to, consulting services.

               (ii) If Executive's employment shall terminate upon his death or if the Company shall terminate Executive's employment for Cause or due to Executive's Disability or Executive shall resign from his employment without Good Reason, in any such case during the Employment Period, the Company shall pay to Executive (or, in the event of Executive's death, to his estate) the Accrued
     Obligations within thirty (30) days following the Date of Termination.

               (iii) Except as specifically set forth in this Section 8(f), no termination benefits shall be payable to or in respect of Executive's employment with the Company or its Affiliates.

               (iv) The Company shall have the right to apply and set off against the Accrued Obligations or any other amounts owing to Executive hereunder, any amounts owing by the Executive to the Company, whether pursuant to this Agreement or otherwise.

          (g) Resignation upon Termination. Effective as of any Date of Termination under this Section 8 or otherwise as of the date of Executive's termination of employment with the Company, Executive shall resign, in writing, from all Board memberships and other positions then held by him, or to which he has been appointed, designated or nominated, with the Company and its Affiliates.

     9.   Confidentiality.

          (a) Executive acknowledges and agrees that the terms of this Agreement, including all addendums and attachments hereto, are
confidential.   Executive agrees not to disclose any  information
contained in this Agreement, or the fact of this Agreement, to anyone, other than to Executive's lawyer, financial advisor or immediate family members. If Executive discloses any information contained in this Agreement to his lawyer, financial advisor or immediate family members as permitted herein, Executive agrees to immediately tell each such individual  that he or she  must  abide  by  the  confidentiality
restrictions   contained   herein  and    keep   such information
confidential as well.

          (b) Executive agrees that during his employment with the Company and thereafter, Executive will not, directly or indirectly
(i)  disclose  any Confidential Information to any Person  (other than,  only with respect to the period that Executive is employed by  the Company, to an Executive of the Company who requires such information  to  perform his or her duties for the  Company);  or
(ii) use any Confidential Information for Executive's own benefit or  the  benefit of any third party.  "Confidential  Information"
means   confidential,   proprietary  or  commercially   sensitive
information  relating to (i) the Company or  its  Affiliates,  or members  of their management or boards; or (ii) any third parties who  do  business  with the Company or its Affiliates,  including
customers  and  suppliers.   Confidential  Information  includes,
without  limitation, marketing plans, business  plans,  financial
information    and   records,   operation   methods,    personnel
information,  drawings,  designs, information  regarding  product development,  other  commercial or business information  and  any
other  information  not available to the public  generally.   The
foregoing   obligation  shall  not  apply  to  any   Confidential
Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of Executive's obligations to hold such Confidential Information confidential). If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the General Counsel of the Company in writing of such disclosure obligation or request no later than three business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.

     10.  Partial Restraint on Post-termination Competition.

          (a) Definitions. For the purposes of this Section 10, the following definitions shall apply:

               "Competitor" means any business, individual, partnership, joint venture, association, firm, corporation or other entity, other than the Company and its affiliates, that is engaging or actively planning to engage, wholly or partly, in activities ("Competitive Activities") that directly compete or would compete with the Company or its affiliates in the Company Activities (as hereinafter defined) in the Territory (as hereinafter defined).

               "Competitive Position" means (i) the direct or indirect ownership or control of all or any portion of a Competitor; or (ii) any employment or independent contractor arrangement with any Competitor whereby Executive will serve such Competitor in any managerial, sales, executive or consultant capacity with respect to Competitive Activities in the Territory.

               "The Company Activities" means the businesses of animal production and processing, meat processing (including any further processed meats) and fast food restaurants and any business acquired or commenced by the Company after the Commencement Date which has sales in excess of $100 million.

               "Non-compete Period" or "Non-solicitation Period" means the period beginning with the Commencement Date and ending on: (x) the two year anniversary date of the Date of Termination with respect to any termination of employment by the Executive pursuant to Section 8(d) above by Executive's resignation other than for Good Reason; or (y) the one (1) year anniversary date of the Date of Termination with respect to any other termination of employment hereunder.

               "Territory"  means  the entire  United  States  of
America,  which  Executive  acknowledges  and  agrees   are   the
geographic  areas  in which the Company engages  in  the  Company
Activities.

          (b)  Non-competition.

               (i) The parties hereto acknowledge that Executive, by virtue of his position with and responsibilities to the Company, is engaging and is expected to continue to engage during the Term in the Company Activities throughout the Territory and has executive management responsibilities with respect to the Company responsibilities which extend throughout the Territory.
     Executive acknowledges that to protect adequately the interest of the Company in the business of the Company it is essential that any non-compete covenant with respect thereto cover all the Company Activities and the entire Territory.

               (ii) Executive hereby agrees that, during the Non-compete Period, Executive will not, either directly or indirectly, alone or in conjunction with any other party, accept or enter into a Competitive Position. Executive shall notify the Company promptly in writing if Executive receives an offer of a Competitive Position during the Non-compete Period, and such notice shall describe all material terms of such offer.

          Nothing contained in this Section 10 shall prohibit Executive from (i) acquiring not more than five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market; or
(ii) owning less than a controlling interest in any fast food restaurant or restaurants, so long as Executive does not participate in the management of the operation in manner which materially detracts from his ability to perform his obligations hereunder.

          (c) Severability. If a judicial or arbitral determination is made that any of the provisions of this Section 10 constitutes an
unreasonable  or  otherwise  unenforceable  restriction   against
Executive  the  provisions of this Section 10 shall  be  rendered
void   only  to  the  extent  that  such  judicial  or   arbitral
determination  finds  such  provisions  to  be  unreasonable   or
otherwise  unenforceable  with respect  to  Executive.   In  this
regard, Executive hereby agrees that any judicial or arbitral authority construing this Agreement shall sever or reform any portion of the Territory, any prohibited business activity or any time period from the coverage of this Agreement to allow the covenants in this Section 10 to be enforced to the maximum extent authorized by law, and shall then enforce the covenants in this
Section 10 as so severed or reformed.

          (d) Reasonable Restrictions. Executive acknowledges that the restrictions and covenants contained in this Agreement are reasonably  necessary  to  protect the  goodwill  and  legitimate business  interests of the Company, are not overbroad,  overlong, or unfair (including in duration and scope), and will not curtail
Executive's   ability  to  earn  a  livelihood  upon  Executive's
termination of employment with the Company.

     11. Non-Solicitation of Employees and Customers. During the period of Executive's employment with the Company and for the one-
year   period   following  the  termination  of  his  employment,
Executive shall not, directly or indirectly, by himself or through any third party, whether on Executive's own behalf or on behalf of any other Person or entity, (i) solicit or endeavor to solicit, employ or retain; (ii) interfere with the relationship of the Company or any of its Affiliates with; or (iii) attempt to establish a business relationship with (A) any natural person who is or was (during Executive's employment with the Company) an employee or engaged by the Company or any Affiliate to provide services to it, or (B) any customer of the Company or any of its Affiliates who was a customer at any time during which Executive was an employee of the Company.

     12. Work Product. Executive agrees that all of Executive's work product (created solely or jointly with others, and including any intellectual property or moral rights in such work product), given, disclosed, created, developed or prepared in connection with Executive's employment with the Company, whether ensuing during or after Executive's employment with the Company ("Work Product") shall exclusively vest in and be the sole and exclusive property of the Company and shall constitute "work made for hire"
(as  that term is defined under Section 101 of the U.S. Copyright
Act, 17 U.S.C. section 101) with the Company being the person for whom the work was prepared. In the event that any such Work Product is deemed not to be a "work made for hire" or does not
vest   by  operation  of  law  in  the  Company, Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Work Product throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. The Company and its Affiliates or their designees shall have  the  exclusive  right to make full and complete use  of,  and  make  changes  to  all  Work  Product
without  restrictions   or liabilities of any kind, and Executive
shall not have  the  right  to use any such materials, other than
within  the   legitimate  scope  and   purpose   of   Executive's
employment   with   the    Company.  Executive   shall   promptly
disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to all Work Product and any intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).

     13. Return of Company Property. In the event of termination of Executive's employment for any reason, Executive shall return to
the   Company  all  of  the  property  of  the  Company  and  its
Affiliates,   including  without  limitation  all  materials   or
documents containing or pertaining to Confidential Information, and including without limitation, any company car, all computers (including laptops), cell phones, keys, PDAs, Blackberries, credit cards, facsimile machines, card access to any Company building, customer lists, computer disks, reports, files, e-mails, work papers, Work Product, documents, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which Executive used, received or prepared, helped prepare or supervised the preparation of in connection with Executive's employment with the Company. Executive agrees not to retain any copies, duplicates, reproductions or excerpts of such material or documents.

     14. Compliance With Company Policies. During Executive's employment with the Company, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Company policies applicable to employees generally or to employees at Executive's grade level, including without limitation, the Company's Code of Business Ethics and Conduct, in each case, as any such policies may be amended from time to time in the Company's sole discretion (collectively, the "Policies").

     15.  Injunctive Relief with Respect to Covenants; Forum, Venue
and  Jurisdiction.   Executive acknowledges  and  agrees  that  a
breach by Executive of any of Section 9, 10, 11, 12, 13 or 14  is
a material breach of this Agreement and that remedies at law may be inadequate to protect the Company and its Affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company's favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys' fees and costs to enforce these provisions. Executive further acknowledges and agrees that the Company's obligations to pay Executive any amount or provide Executive with any benefit or right pursuant to Section 8 is subject to Executive's compliance with Executive's obligations under Sections 9 through 14 inclusive, and that in the event of a breach by Executive of any of Section 9, 10, 11, 12, 13 or 14, the Company shall immediately cease paying such benefits and Executive shall be obligated to immediately repay to the Company all amounts theretofore paid to Executive pursuant to Section 8. In addition, if not repaid, the Company shall have the right to set off from any amounts otherwise due to Executive any amounts previously paid pursuant to Section 8(f) (other than the Accrued
Obligations).   Executive further agrees that  the  foregoing  is
appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm
if  any  of  these  Sections  were breached.   All  disputes  not
relating to any request or application for injunctive relief in accordance with this Section 15 shall be resolved by arbitration in accordance with Section 18(b).

     16. Assumption of Agreement. The Company shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company had terminated Executive's employment Without Cause as described in Section 8, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

     17. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject
matter   hereof.    All   prior  correspondence   and   proposals
(including, but not limited to, summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter are merged herein and superseded hereby.

     18.  Miscellaneous.

          (a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its Successors and permitted assigns.  This Agreement shall also be binding  on  and inure  to  the  benefit  of Executive and his  heirs,  executors, administrators  and legal representatives.  This Agreement  shall not  be  assignable by any party hereto without the prior written consent of the other parties hereto.  The Company may effect such an  assignment  without prior written approval of Executive  upon the  transfer of all or substantially all of its business  and/or assets  (by whatever means), provided that the Successor  to  the
Company  shall  expressly  assume  and  agree  to  perform   this
Agreement in accordance with the provisions of Section 16.

          (b) Arbitration. The Company and Executive agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved by final and binding arbitration
before   the  American  Arbitration  Association  ("AAA").    The
arbitration shall be conducted in accordance with AAA's National Rules for the Resolution of Employment Disputes then in effect at the  time of the arbitration.  The arbitration shall be  held  in the general Kansas City, Kansas metropolitan area. The dispute shall be heard and determined by one arbitrator selected from a list of arbitrators who are members of AAA's Regional Employment Dispute Resolution roster. If the parties cannot agree upon a mutually acceptable arbitrator from the list, each party shall number the names in order of preference and return the list to
AAA within ten (10) days from the date of the list. A party may strike a name from the list only for good cause. The arbitrator receiving the highest ranking by the parties shall be selected. Depositions, if permitted by the arbitrator, shall be limited to a maximum of two (2) per party and to a maximum of four (4) hours
in  duration.   The arbitration shall not impair  either  party's
right  to  request  injunctive  or  other  equitable  relief   in
accordance with Section 15 of this Agreement.

          (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas without reference to principles of conflicts of laws.

          (d) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law.

          (e)  Amendments.  No provision of this Agreement may be modified,
waived   or  discharged  unless  such  modification,  waiver   or
discharge is approved by the Company and is agreed to in  writing by  Executive.  No waiver by any party hereto at any time of  any breach  by  any  other party hereto of, or compliance  with,  any condition or provision of this Agreement to be
performed by such other party shall be deemed a waiver of similar or  dissimilar  provisions  or  conditions  at  the  same  or  at any prior or subsequent time.  No waiver of any provision of this
Agreement  shall be implied from any course of dealing between or among  the parties hereto or from any failure by any party hereto
to  assert   its   rights  hereunder on any occasion or series of
occasions.

          (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

          (g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing; (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested; (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof; and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

               (i)  If to the Company, to it at:

                    Seaboard Corporation
                    9000 West 67th Street
                    Shawnee Mission, Kansas  66202
                    Attention:     General Counsel
                    Telephone:     (913) 676-8925
                    Facsimile:     (913) 676-8978

               (ii) if to Executive, to his residential address as currently on file with the Company.

          (h) Voluntary Agreement; No Conflicts. Executive represents that he is entering into this Agreement voluntarily and that Executive's employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.

          (i) Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          (j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

          (k)  Certain other Definitions.

               "Affiliate" with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including, but not limited to, a Subsidiary of any such Person.

               "Control" (including, with correlative meanings, the terms "Controlling," "Controlled by" and "under common Control with"): with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

               "Person" any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

               "Subsidiary" with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

               "Successor" of a Person means a Person that succeeds to the first Person's assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

                     SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

THIS AGREEMENT CONTAINS A PROVISION REQUIRING THAT ARBITRATION PURSUANT TO THE AMERICAN ARBITRATION ASSOCIATION NATIONAL RULES FOR THE RESILUTION OF EMPLOYMENT DISPUTES IS THE EXCLUSIVE MEANS FOR RESOLVING ANY DISPUTE BETWEEN THE PARTIES HERETO AS TO THIS AGREEMENT.

                                   SEABOARD FARMS, INC.



                                   By:  /s/ Robert L. Steer
                                        Robert L. Steer
                                        Vice President

                                   Executive:



                                   By:  /s/ Rodney K. Brenneman
                                        Rodney K. Brenneman